Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

THE EVERGREEN GROUP VENTURES, LLC,

and

TEG BRONCO ACQUISITION COMPANY, LLC
as the Buyer Parties,

and

HEELYS, INC.,

HEELING SPORTS LIMITED,

HEELING SPORTS EMEA SPRL,

and

HEELING SPORTS JAPAN, K.K.,
as the Seller Parties

dated as of

October 22, 2012

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 22, 2012, is entered into by and among THE EVERGREEN GROUP VENTURES, LLC, a Delaware limited liability company (“Parent”) and TEG BRONCO ACQUISITION COMPANY, LLC, a Delaware limited liability company (“Buyer”, and together with Parent, the “Buyer Parties”)), on the one hand, and HEELYS, INC., a Delaware corporation (“Heelys Parent”), HEELING SPORTS LIMITED, a Texas limited partnership (“Heelys Texas”),  HEELING SPORTS EMEA SPRL, a Belgian corporation (“Heelys EMEA”), and HEELING SPORTS JAPAN, K.K., a Japanese corporation (“Heelys Japan”, and together with Heelys Parent, Heelys Texas and Heelys EMEA, the “Seller Parties”), on the other hand. For the avoidance of doubt, any action prescribed or permitted to be taken or represented to have been taken by the Seller Parties’ Representative in its capacity as such shall be deemed to be taken or to have been taken on behalf of the Seller Parties.

RECITALS:

WHEREAS, the Seller Parties are engaged in the business of designing, marketing and distributing sporting goods under the HEELYS brand (the “Business”);

WHEREAS, the Seller Parties wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from the Seller Parties certain specified assets and liabilities of the Seller Parties, subject to the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer Parties’ willingness to enter into this Agreement, certain stockholders of Heelys Parent are entering into voting agreements in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the respective meanings specified or referred to in this Article I:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.03(a).

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Applicable Buyer” shall mean, (i) with respect to Heelys Parent and Heelys Texas, Buyer, (ii) with respect to Heelys EMEA, EMEA Buyer, and (iii) with respect to Heelys Japan, Japanese Buyer.

“Applicable Seller Party” shall mean, (i) with respect to Buyer, Heelys Parent or Heelys Texas, as applicable in the given context (or, for purposes of Section 2.01 and Section 2.03 or as the context may otherwise require, both Heelys Parent and Heelys Texas), (ii) with respect to EMEA Buyer, Heelys EMEA, and (iii) with respect to Japanese Buyer, Heelys Japan.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assigned Leases” has the meaning set forth in Section 2.01(f).

“Assignment and Assumption Agreements” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” means the consolidated balance sheet of Heelys Parent and its Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means June 30, 2012.

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Belgian Lease” means that certain agreement titled “Project de Convention De Bail” between Heelys EMEA and Immagrifor (recently assumed by Guardiola) dated 3/8/2008, which provides for the lease of office space in Lasne, Belgium.

“Bills of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(l).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Entities” means Parent and the Buyers.

“Buyer Parties” has the meaning set forth in the preamble.

“Buyers” means Buyer, EMEA Buyer and Japanese Buyer, collectively.

“Buyer’s Closing Payment” has the meaning set forth in Section 2.05(b).

“Buyer’s Officer’s Certificate” has the meaning set forth in Section 7.02(e).

“Buyer’s Secretary’s Certificate” has the meaning set forth in Section 7.02(f).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change of Recommendation” has the meaning set forth in Section 6.03(f).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” has the meaning set forth in Section 2.06(b)(vii).

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated May 17, 2012, between Parent and Heelys Parent.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller Parties’ Representative to Buyer concurrently with the execution and delivery of this Agreement.

“Dispute” has the meaning set forth in Section 10.10(b).

“Disputed Amounts” has the meaning set forth in Section 2.06(b)(iv).

“Dollars or $” means the lawful currency of the United States.

“Drop-Dead Date” has the meaning set forth in Section 9.01(b)(ii).

“EMEA Buyer” means a Subsidiary of Buyer to be formed by Buyer prior to the Closing, to which the Purchased Assets of Heelys EMEA shall be assigned, and by which the Assumed Liabilities of Heelys EMEA shall be assumed, at the Closing.

“Employees” means those Persons employed by any of the Seller Parties in connection with the Business.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets or as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any directive, notice of violation or infraction, or notice respecting any Environmental Claim, whether written or oral, relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Working Capital” has the meaning set forth in Section 2.06(a).

“Estimated Working Capital Adjustment” means the Estimated Working Capital minus the Working Capital Target.  For the avoidance of doubt, if the Estimated Working Capital is greater than the Working Capital Target, the Estimated Working Capital Adjustment shall be a positive number, and if the Estimated Working Capital is less than the Working Capital Target, the Estimated Working Capital Adjustment shall be a negative number.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Party” means any Person or group of Persons or group that includes any Person (so long as such Person and the other members of such group, if any, who or which were members of such group immediately prior to the expiration of the Go-Shop Period constitute at least fifty percent (50%) of the equity financing of such group at all times following the expiration of the Go-Shop Period and before the termination of this Agreement) from whom or which any of the Seller Parties has received during the Go-Shop Period an Excluded Proposal; provided, however, that any such Person or group of Persons shall cease to be an Excluded Party immediately at such time, if any, as an Excluded Proposal made by such Person or group of Persons is withdrawn, terminated, rejected or abandoned (it being understood and agreed that any modification or amendment of such Excluded Proposal shall not constitute the withdrawal, termination or abandonment thereof, and any counteroffer made by the Seller Parties with respect to such Excluded Proposal shall not constitute the rejection thereof).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Proposal” means a written Takeover Proposal that (i) the board of directors of Heelys Parent or any appropriate committee thereof determines in its good faith judgment, prior to the expiration of the Go-Shop Period and after consultation with Heelys Parent’s financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal, either individually or taken together with any other Takeover Proposals contemplated by the last sentence of the definition of “Superior Proposal” and (ii) has not been withdrawn, terminated, rejected or abandoned prior to, and is currently being negotiated by the Seller Parties and the Person or group of Persons that submitted such Takeover Proposal at the time of, the expiration of the Go-Shop Period (it being understood and agreed that any modification or amendment of such Takeover Proposal shall not constitute the withdrawal, termination or abandonment thereof, and any counteroffer made by the Seller Parties with respect to such Takeover Proposal shall not constitute the rejection thereof).

“Final Purchase Price” has the meaning set forth in Section 2.06(b)(ix).

“Final Working Capital Adjustment” has the meaning set forth in Section 2.06(b)(viii).

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Go-Shop Period” shall have the meaning set forth in Section 6.03(a).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Heelys Acquisition Agreement” has the meaning set forth in Section 6.03(e).

“Heelys Adverse Recommendation Change” has the meaning set forth in Section 6.03(e).

“Heelys EMEA” has the meaning set forth in the preamble.

“Heelys Japan” has the meaning set forth in the preamble.

“Heelys Parent” has the meaning set forth in the preamble.

“Heelys Parent Board Recommendation” has the meaning set forth in Section 6.03(e).

“Heelys Parent Charter Documents” means Heelys Parent’s articles of organization and bylaws, each as amended as of the date hereof.

“Heelys SEC Documents” has the meaning set forth in Section 4.04.

“Heelys Stockholder Approval” has the meaning set forth in Section 4.25.

“Heelys Stockholders Meeting” has the meaning set forth in Section 6.04(a).

“Heelys Subsidiaries” has the meaning set forth in Section 4.01.

“Heelys Texas” has the meaning set forth in the preamble.

“Indebtedness” means, with respect to any of the Seller Parties, any of the following: (a) obligations created, issued or incurred for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) obligations in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of any of the Seller Parties; (e) capital lease obligations; and (f) Indebtedness of others guaranteed by any of the Seller Parties.

“Independent Accountants” has the meaning set forth in Section 2.06(b)(iv).

“Initial Purchase Price” has the meaning set forth in Section 2.05(a).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications.

“Intellectual Property Assets” means all Intellectual Property that is owned by any of the Seller Parties.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Licenses” means all Contracts by or through which other Persons, including any of the Seller Parties’ Affiliates, grant any of the Seller Parties exclusive or non-exclusive rights or interests in or to any Intellectual Property.

“Intellectual Property Registrations” means, with respect to Intellectual Property, any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” has the meaning set forth in Section 2.01(b).

“Japanese Buyer” means a Subsidiary of Buyer to be formed by Buyer prior to the Closing, to which the Purchased Assets of Heelys Japan shall be assigned, and by which the Assumed Liabilities of Heelys Japan shall be assumed, at the Closing.

“Knowledge of the Seller Parties” or “Seller Parties’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any of Thomas C. Hansen, Craig D. Storey, Richard C. Groesch, III or Barbara A. Nagy, after reasonable inquiry (which, with respect to Heelys EMEA and Heelys Japan, shall include inquiry to the respective officers or general managers of such entities).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business or (b) the ability of any of the Seller Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that the following shall be excluded from the definition of “Material Adverse Effect,” and shall not be taken into account in determining whether a Material Adverse Effect shall have occurred: (i) adverse changes in the general business or economic conditions or the capital, financial, banking or currency markets; (ii) adverse changes in the conditions generally affecting the industry in which the Seller Parties operate; (iii) adverse changes arising as a result of the announcement or pendency of this Agreement or any transaction contemplated hereby, including any adverse change in the relationship of any Seller Party with its employees, customers, suppliers, and contractual counterparties (except any material breach by an employee, customer, supplier or contractual counterparty of any Material Contract with any of the Seller Parties), and any litigation resulting from any such adverse change in relationship; (iv) (A) any action or omission required or expressly permitted by this Agreement, (B) any action taken at the written request of either of the Buyer Parties, (C) the failure of any Seller Party to take any action resulting from either of the Buyer Parties’ failure to grant any consent to take such action otherwise prohibited by this Agreement; (v) any changes in Laws or applicable accounting regulations or principles, or interpretations thereof; and (vi) the commencement or escalation of war, terrorism or armed hostilities, or natural disasters; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (v) or (vi) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such event, occurrence, fact, condition or change has a disproportionate effect on the Seller Parties, taken as a whole, as compared to other companies operating in the industries or geographic regions in which the Seller Parties operate.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“NASDAQ” means National Association of Securities Dealers Automated Quotations.

“No-Shop Period Start Date” has the meaning set forth in Section 6.03(b).

“Other Filing” has the meaning set forth in Section 6.04(b).

“Parent” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Proxy Statement” means a proxy statement relating to the Heelys Stockholders Meeting, as amended or supplemented from time to time.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, members, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(b)(iii).

“Restricted Period” has the meaning set forth in Section 6.08.

“Review Period” has the meaning set forth in Section 2.06(b)(ii).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Parties” has the meaning set forth in the preamble.

“Seller Parties’ Representative” means Heelys Parent, acting in its capacity as the Seller Parties’ Representative.

“Seller Parties’ Representative’s Officer’s Certificate” has the meaning set forth in Section 7.01(i).

“Seller Parties’ Representative’s Secretary’s Certificate” has the meaning set forth in Section 7.01(j).

“Statement of Objections” has the meaning set forth in Section 2.06(b)(iii).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which any securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Superior Proposal” means any bona fide written Takeover Proposal that the board of directors of Heelys Parent or any duly constituted and authorized committee thereof has determined, after consultation with its outside legal counsel and financial advisors, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the stockholders of Heelys Parent (solely in their capacity as such) than the transactions contemplated by this Agreement (including any revisions to the terms of this Agreement proposed by the Buyer Parties in response to such proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”  For the avoidance of doubt, a “Superior Proposal” may consist of multiple Takeover Proposals that, taken together, satisfy all of the conditions above in this definition.

“Surviving Obligation” has the meaning set forth in Section 10.13.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of any of the Seller Parties equal to 20% or more of Heelys Parent’s consolidated assets or to which 20% or more of Heelys Parent’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding common stock of Heelys Parent, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding common stock of Heelys Parent, (D) merger, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving any of the Seller Parties or the Business or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and the common stock of Heelys Parent involved is 20% or more; in each case, other than the transactions contemplated by this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, capital, branch, value-added, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, employer health tax, workers compensation premium, employment insurance premiums and contributions, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed not, and (ii) any amounts described in clause (i) above and owed as a result of being or having been a member of an affiliated, consolidated unitary or similar group under Section 1502-6 of the Code or similar Law.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 9.03.

“Transaction Documents” means this Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Intellectual Property Assignments, the Assignments and Assumptions of Leases, the Voting Agreements and any other agreements, instruments or documents required to be delivered at the Closing.

“Voting Agreements” has the meaning set forth in the recitals.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” has the meaning set forth on Annex A.

“Working Capital Target” means $11,450,000.

ARTICLE II
Purchase and Sale

Section 2.01       Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, each of the Applicable Seller Parties shall sell, assign, transfer, convey and deliver to the Applicable Buyer, and each Applicable Buyer shall purchase from the Applicable Seller Party, free and clear of any Encumbrances (other than Permitted Encumbrances), all of the Applicable Seller Party’s respective rights, title and interest in, to and under all of its respective assets, properties and rights of every kind and nature, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (collectively, the “Purchased Assets”), which shall include, in each case the following, but which shall exclude the Excluded Assets (for the avoidance of doubt, the Purchased Assets of Heelys Parent and Heelys Texas will be assigned to Buyer, the Purchased Assets of Heelys EMEA will be assigned to EMEA Buyer, and the Purchased Assets of Heelys Japan will be assigned to Japanese Buyer):

(a)           all accounts or notes receivable held, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)           all inventory (including inventory in transit), finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(c)           all Contracts other than Excluded Contracts (the “Assigned Contracts”);

(d)           all Intellectual Property Assets and Intellectual Property Licenses;

(e)           all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f)            all Leased Real Property, except for the Leased Real Property covered by the Belgian Lease (the “Assigned Leases”);

(g)           to the extent transferable, all Permits, including Environmental Permits, including those listed in Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(h)           all rights to any Actions of any nature available or being pursued to the extent related to the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i)            all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to a refund or credit of Taxes);

(j)            all rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k)           all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities;

(l)            originals, or where not available, copies, of all books and records relating to the Business, the Purchased Assets, or the Assumed Liabilities, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Books and Records”); and

(m)           all goodwill and the going concern value of the Business.

Section 2.02       Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)           any cash, cash equivalents and marketable securities held by any of the Seller Parties and any interest receivables with respect to money market accounts or marketable securities held by any of the Seller Parties;

(b)           all equity interests of any Subsidiary of any of the Seller Parties;

(c)            the Contracts set forth in Section 2.02(c) of the Disclosure Schedules (the “Excluded Contracts”);

(d)           the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller Parties;

(e)            all Benefit Plans;

(f)            all rights to any Actions relating to any Excluded Asset or Excluded Liability, including all Actions for federal, state, and local Tax refunds or payments due pursuant to Tax Returns and all Tax loss carryforward benefits and other benefits, rights, and claims of any Seller Parties arising in connection with or otherwise relating to Taxes relating to the Business for any period or partial period for any Pre-Closing Tax Period;

(g)           the assets, properties, rights and insurance policies specifically set forth in Section 2.02(g) of the Disclosure Schedules;

(h)           all intracompany receivables; and

(i)            the rights which accrue or will accrue to the Seller Parties under the Transaction Documents.

Section 2.03       Assumed Liabilities.  Subject to the terms and conditions set forth herein, each Buyer shall assume and agree to pay, perform and discharge only the following Liabilities (collectively, the “Assumed Liabilities”) of the Applicable Seller Party (for the avoidance of doubt, the Assumed Liabilities of Heelys Parent and Heelys Texas assumed by Buyer, the Assumed Liabilities of Heelys EMEA will be assumed by EMEA Buyer, and the Assumed Liabilities of Heelys Japan will be assumed by Japanese Buyer):

(a)           all trade accounts payable to third parties in connection with the Business that (i) remain unpaid and are not delinquent as of the Closing, (ii) that either are reflected on the Balance Sheet or arose in the ordinary course of business consistent with past custom and practice since the Balance Sheet Date and (iii) are included in Closing Working Capital;

(b)           all Liabilities in respect of the Assigned Contracts and assigned Permits, but only to the extent that such Liabilities (i) accrue and are required to be performed after the Closing, were incurred in the ordinary course of business, and do not relate to any act, omission, failure to perform, improper performance, warranty or other breach, default or violation by any of the Seller Parties or (ii) are included in Closing Working Capital;

(c)            those Liabilities set forth in Section 2.03(c) of the Disclosure Schedules;

(d)           any liabilities and obligations of any of the Seller Parties to provide parts for and service on, or to repair or replace, any products produced, distributed, or sold by any of the Seller Parties in connection with the Business on or prior to the Closing Date;

(e)           any liabilities and obligations of any of the Seller Parties under any recalls mandated by any Governmental Authority of any products produced, distributed, or sold by any of the Seller Parties in connection with the Business on or prior to the Closing Date that commence on or after October 15, 2013; and

(f)            any liabilities and obligations of any of the Seller Parties arising from or in connection with product liability claims relating to products produced, distributed, or sold by any of the Seller Parties in connection with the Business on or prior to the Closing Date that commence on or after October 15, 2013.

Section 2.04       Excluded Liabilities.  Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, no Buyer shall assume, or be responsible to pay, perform or discharge, any Liabilities of any of the Seller Parties or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Each of the Seller Parties shall, and, as applicable, shall cause each of its respective controlled Affiliates to, timely pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a)           any Liabilities of any of the Seller Parties arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers, brokers, finders, investment bankers and others;

(b)           any Liability (i) for Taxes of any of the Seller Parties (or any Affiliate of any of the Seller Parties); (ii) for Taxes relating to the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities for any Pre-Closing Tax Period; (iii) for Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Seller Parties pursuant to Section 6.14; or (iv) for other Taxes of any of the Seller Parties (or any Affiliate of any of the Seller Parties) of any kind or description (including any Liability for Taxes of any of the Seller Parties (or any Affiliate of any of the Seller Parties) that become a Liability of either of the Buyer Parties under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)           any Liabilities relating to or arising out of the Excluded Assets;

(d)           except as included in Closing Working Capital or as provided in Section 2.03(d), Section 2.03(e) or Section 2.03(f), any Liabilities in respect of any Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to facts, circumstances or conditions existing at or prior to the Closing;

(e)           any liabilities and obligations of any of the Seller Parties under any recalls mandated by any Governmental Authority of any products produced, distributed, or sold by any of the Seller Parties in connection with the Business on or prior to the Closing Date that commence on or prior to October 14, 2013;

(f)            any liabilities and obligations of any of the Seller Parties arising from or in connection with product liability claims relating to products produced, distributed, or sold by any of the Seller Parties in connection with the Business on or prior to the Closing Date that commence on or prior to October 14, 2013;

(g)           except as included in Closing Working Capital, any Liabilities of any of the Seller Parties arising under or in connection with any Benefit Plan providing benefits to any current or former employee of any of the Seller Parties;

(h)           except as included in Closing Working Capital, any Liabilities of any of the Seller Parties with respect to any current or former employees, agents or independent contractors of any of the Seller Parties, including any Liabilities associated with any claims for wages or other benefits, workers’ compensation, severance, retention, termination or other payments;

(i)            any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing at or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller (even if not known until after the Closing);

(j)            any trade accounts payable of Seller (i) to the extent not accounted for on the Balance Sheet and included in Closing Working Capital; (ii) which constitute intercompany payables owing to any Affiliate of any of the Seller Parties; (iii) which constitute debt, loans or credit facilities; or (iv) which did not arise in the ordinary course of business;

(k)           any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller at or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyers pursuant to this Agreement;

(l)            any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by the same);

(m)           any Liabilities under (i) the Excluded Contracts or (ii) any other Contracts, including Intellectual Property Licenses, (A) which are not validly and effectively assigned to Buyers pursuant to this Agreement; or (B) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n)           any Liabilities associated with Indebtedness of any of the Seller Parties and/or the Business; and

(o)           any Liabilities arising out of, in respect of, or in connection with, the failure by any of the Seller Parties or any of their respective Affiliates to comply with any Law or Governmental Order.

Section 2.05       Purchase Price.

(a)           The aggregate purchase price for the Purchased Assets shall be $13,900,000, subject to adjustment pursuant to Section 2.06 (the “Initial Purchase Price”), plus the assumption of the Assumed Liabilities.

(b)           On the Closing Date, Buyer shall pay to the Seller Parties’ Representative the Initial Purchase Price plus the Estimated Working Capital Adjustment (the “Buyer’s Closing Payment”), by wire transfer of immediately available funds to an account specified by the Seller Parties’ Representative in writing to Buyer at least three (3) Business Days prior to the Closing Date.

Section 2.06       Purchase Price Adjustments.

(a)           Pre-Closing Adjustment.  At least five (5) Business Days prior to the Closing Date, the Seller Parties’ Representative shall deliver to Buyer the Seller Parties’ good faith estimate of the amount of Working Capital of the Seller Parties as of the Closing Date, together with a reasonably detailed computation of such estimate (the “Estimated Working Capital”).  The Estimated Working Capital shall be prepared in a manner consistent with the Financial Statements and Annex A.  As set forth in Section 2.05(b), the Initial Purchase Price paid by Buyers at the Closing shall be adjusted by the amount of the Estimated Working Capital Adjustment.   The Seller Parties’ Representative and Buyer shall negotiate in good faith to resolve any disagreements as to the Estimated Working Capital to the extent Buyer makes any objections to the Estimated Working Capital prior to the Closing Date; provided, that to the extent any disagreements related to the Estimated Working Capital have not been resolved prior to the Closing, the Seller Parties and the Buyer Parties shall proceed with the Closing using the Seller Parties’ Representative’s good faith estimate of the items with respect to the Estimated Working Capital that have not been agreed upon; provided, further, that in no event shall the Estimated Working Capital exceed $12,000,000.

(b)           Post-Closing Adjustment.

(i)           Preparation of Closing Working Capital Statement.  Within forty five (45) days after the Closing Date, Buyer shall prepare and deliver to the Seller Parties’ Representative (A) a statement setting forth Buyer’s calculation of the Working Capital as of the Closing Date, which statement shall be in a form reasonably acceptable to the Seller Parties’ Representative (the “Closing Working Capital Statement”), and (B) a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in a manner consistent with the Financial Statements and Annex A.

(ii)          Examination of Closing Working Capital Statement. After receipt of the Closing Working Capital Statement, the Seller Parties shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Seller Parties and their accountants shall have access to the relevant books and records of Buyers and work papers prepared by Buyers and/or Buyers’ accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyers’ possession) relating to the Closing Working Capital Statement as the Seller Parties may reasonably request for the purpose of reviewing the Closing Working Capital Statement and preparing a Statement of Objections; provided, that such access shall be in a manner that does not interfere with the normal business operations of any of the Buyers.

(iii)         Objection to Closing Working Capital Statement. On or prior to the last day of the Review Period, the Seller Parties’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth the Seller Parties’ objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”).  Any item not included within the Statement of Objections shall be deemed accepted by the Seller Parties and final and binding on the parties.  If the Seller Parties’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement shall be deemed to have been accepted by the Seller Parties. If the Seller Parties’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Seller Parties’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Seller Parties’ Representative, shall be final and binding.

(iv)         Resolution of Disputes. If the Seller Parties’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then Buyer and the Seller Parties’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve any amounts remaining in dispute (“Disputed Amounts”) only and make any necessary adjustments to the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items specified as Disputed Amounts by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(v)          Fees of the Independent Accountants. The Seller Parties shall pay a portion of the fees and expenses of the Independent Accountants equal to a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyers (that being the difference between the Independent Accountants’ determination and the Seller Parties’ determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyers’ determination and the Seller Parties’ determination differ from the determination of the Independent Accountants). Buyers shall pay that portion of the fees and expenses of the Independent Accountants that the Seller Parties are not required to pay hereunder.

(vi)         Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement shall be conclusive and binding upon the parties hereto, absent fraud or manifest error.

(vii)        Closing Working Capital.   The final determination of Working Capital as of the Closing Date, as determined pursuant to the applicable procedures set forth in this Section 2.06, shall be referred to as “Closing Working Capital”.

(viii)       Final Working Capital Adjustment.  The “Final Working Capital Adjustment” shall be an amount equal to the Estimated Working Capital minus the Closing Working Capital; provided, that if the Closing Working Capital is greater than $11,450,000 but less than $11,600,000, the Final Working Capital Adjustment shall be an amount equal to the Estimated Working Capital Adjustment.

(A)           If the Final Working Capital Adjustment is a positive number, the Seller Parties’ Representative shall pay such amount to Buyer by wire transfer of immediately available funds to an account specified by Buyer within five (5) Business Days after the Closing Working Capital is finally determined pursuant to this Section 2.06.

(B)           If the Final Working Capital Adjustment is a negative number, Buyer shall pay such amount to the Seller Parties’ Representative by wire transfer of immediately available funds to an account specified by the Seller Parties’ Representative within five (5) Business Days after the Closing Working Capital is finally determined pursuant to this Section 2.06.

(ix)          Final Purchase Price.  The Initial Purchase Price, as adjusted pursuant to this Section 2.06 is referred to as the “Final Purchase Price”.

Section 2.07       Allocation of Purchase Price.  The methodology upon which the Purchase Price, the Assumed Liabilities and all other capitalized costs (the “Total Allocable Price”) shall be allocated among the Purchased Assets is set forth on Annex B.  The Seller Parties and the Buyer Parties agree that the allocation of the Total Allocable Price among the Purchased Assets reflects the fair market value of each category of Purchased Assets in accordance with the Code (and any similar provision of state or local law, as appropriate). The Seller Parties and the Buyers will act in good faith and reasonably cooperate with each other to agree on the final allocation of the Total Allocable Price on or before the ninetieth (90th) day after the Closing Date consistent with Annex B, and will furnish each other with a copy of the final version of IRS Form 8594 within a reasonable period before the filing date thereof.  The Seller Parties and Buyers shall report the transactions contemplated hereby on all Tax Returns filed by the parties in a manner consistent with such allocation.

Section 2.08       Allocation of Ad Valorem Taxes.  Ad valorem real and tangible personal property Taxes with respect to the Purchased Assets for the calendar year in which the Closing occurs shall be attributed to the Pre-Closing Tax Period and Post-Closing Tax Period on a per diem basis, with the portion of such Tax allocated to the Pre-Closing Tax Period equal to the amount of such Tax for the entire calendar year multiplied by a fraction, the numerator of which is the number of days in the calendar year ending on and including the Closing Date, and the denominator of which is three hundred sixty-six (366), and the portion of such Tax allocated to the Post-Closing Tax Period equal to the amount of such Tax for the entire calendar year multiplied by a fraction, the numerator of which is the number of days in the calendar year commencing on the day immediately following the Closing Date, and the denominator of which is three hundred sixty-six (366).

Section 2.09       Third Party Consents. To the extent any Seller Party’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to the Applicable Buyer without the consent of another Person which has not been obtained as of the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller Parties, at their joint and several expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair such Buyer’s rights under the Purchased Asset in question so that such Buyer would not in effect acquire the benefit of all such rights, the Seller Parties, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with such Buyer in any other reasonable arrangement designed to provide such benefits to such Buyer, including delivering such benefit to such Buyer within two (2) Business Days after they are obtained by any of the Seller Parties. Notwithstanding any provision in this Section 2.09 to the contrary, no Buyer shall be deemed to have waived its rights under Section 7.01(d) hereof unless and until such Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at the Closing.

ARTICLE III
Closing

Section 3.01       Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually (e.g., by electronic transmission of documents and wire transfer of funds) at 10:00 a.m. (Pacific Time), no later than three (3) Business Days after all of the conditions to Closing set forth in Article VII hereof are either satisfied or waived in writing by the party entitled to the benefit of such closing condition (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Seller Parties’ Representative and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02       Closing Deliverables.

(a)           At the Closing, the Seller Parties’ Representative shall deliver to Buyer the following:

(i)           a bill of sale substantially in the form of Exhibit B hereto for each of the Seller Parties (the “Bills of Sale”), each duly executed by such Seller Parties, transferring their respective Tangible Personal Property to the Applicable Buyer;

(ii)          an assignment and assumption agreement substantially in the form of Exhibit C hereto for each of the Seller Parties, (the “Assignment and Assumption Agreements”), each duly executed by such Seller Parties, effecting the assignment of their respective Purchased Assets to, and the assumption of their respective Assumed Liabilities by, the Applicable Buyer;

(iii)         assignments substantially in the form of Exhibit D hereto (the “Intellectual Property Assignments”) for each of the Seller Parties with any right, title or interest in and to any Intellectual Property Assets or Intellectual Property Licenses, each duly executed by such Seller Parties, transferring all of their respective rights, title and interest in, to and under the Intellectual Property Assets and the Intellectual Property Licenses to the Applicable Buyer;

(iv)         with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit E hereto (each, an “Assignment and Assumption of Lease”), duly executed by each of the Seller Parties that is a party to such Lease, transferring all of its respective rights, title and interest in, to and under such Lease to the Applicable Buyer;

(v)          the Seller Parties’ Representative’s Officer’s Certificate;

(vi)         the Seller Parties’ Representative’s Secretary’s Certificate;

(vii)        a certificate of account status duly executed by Heelys Parent and Heelys Texas satisfying the requirements of Treasury regulations § 1.1445-2(b)(2); and

(viii)       such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)           At the Closing, Buyer shall deliver to the Seller Parties’ Representative the following:

(i)           the Buyer’s Closing Payment;

(ii)          the Bills of Sale, duly executed by the applicable Buyers;

(iii)         the Assignment and Assumption Agreements, duly executed by the applicable Buyers;

(iv)         the Intellectual Property Assignments, duly executed by the applicable Buyers;

(v)          with respect to each Lease, an Assignment and Assumption of Lease, duly executed by the applicable Buyers;

(vi)         Buyer’s Officer’s Certificate; and

(vii)        Buyer’s Secretary’s Certificate.

ARTICLE IV
Representations and Warranties of The Seller Parties

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of the Seller Parties hereby represents and warrants to the Buyer Parties that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01       Organization of the Seller Parties. Heelys Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, Heelys Texas is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, Heelys EMEA is a Belgian corporation duly organized, validly existing and in good standing under the Laws of Belgium, and Heelys Japan is a Japanese corporation duly organized, validly existing and in good standing under the Laws of Japan.  Each of the Seller Parties has full power and authority to own, operate or lease its respective properties and assets now owned, operated or leased by it and to carry on its respective business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which each of the Seller Parties is licensed or qualified to do business, and each of the Seller Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its respective properties and assets or the operation of its respective business as currently conducted makes such licensing or qualification necessary, except to the extent the failure to so qualify or be licensed would have a Material Adverse Effect.  Section 4.01 of the Disclosure Schedules sets forth all of the direct and indirect Subsidiaries of Heelys Parent (the “Heelys Subsidiaries”) and the capitalization of each such Heelys Subsidiary.  No Person, other than Heelys Parent or a wholly-owned Heelys Subsidiary, has any ownership interest in any Heelys Subsidiary.

Section 4.02       Authority of the Seller Parties.  Each of the Seller Parties has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and to carry out its obligations hereunder and thereunder (assuming receipt of the Heelys Stockholder Approval solely with respect to obligations that require the Heelys Stockholder Approval), and to consummate the transactions contemplated hereby and thereby (assuming receipt of the Heelys Stockholder Approval solely with respect to transactions that require the Heelys Stockholder Approval). The execution and delivery by each of the Seller Parties of this Agreement and any other Transaction Documents to which it is a party, the performance by each of the Seller Parties of its respective obligations hereunder and thereunder (assuming receipt of the Heelys Stockholder Approval solely with respect to obligations that require the Heelys Stockholder Approval), and, the consummation by each of the Seller Parties of the transactions contemplated hereby and thereby (assuming receipt of the Heelys Stockholder Approval solely with respect to transactions that require the Heelys Stockholder Approval) have been duly authorized by all requisite action on the part of each of the Seller Parties. This Agreement has been duly executed and delivered by each of the Seller Parties, and (assuming due authorization, execution and delivery by the Buyer Parties) this Agreement constitutes a legal, valid and binding obligation of each of the Seller Parties enforceable against each of the Seller Parties in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). When each other Transaction Document to which a Seller Party is or will be a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by each other party thereto), and such Transaction Document will constitute a legal and binding obligation of such Seller Party enforceable against it in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03       No Conflicts; Consents. Except as set forth in Section 4.03 of the Disclosure Schedules, the execution, delivery and performance by each of the Seller Parties of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any of the Seller Parties; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to any of the Seller Parties, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any of the Seller Parties is a party or by which any of the Seller Parties or the Business is bound or to which any of the Purchased Assets are subject; (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on the Purchased Assets; or (e) require the consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority by or with respect to any of the Seller Parties or the Business.

Section 4.04       SEC Reports; Financial Statements. Heelys Parent has filed with the SEC all forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act (collectively, the “Heelys SEC Documents”).  None of the Heelys SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent Heelys SEC Document).  The consolidated audited and unaudited financial statements of Heelys Parent (collectively, the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in the Financial Statements, including the related notes), comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present the financial position of Heelys Parent and its Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, and except for the absence of certain footnote information in the unaudited statements.

Section 4.05       Undisclosed Liabilities. Except as set forth in Section 4.05 of the Disclosure Schedules, neither Heelys Parent nor any of its Subsidiaries has any Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against on the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past custom and practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06       Absence of Certain Changes; Events and Conditions. Except as set forth in Section 4.06 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past custom and practice, with respect to the Business, there has not been any:

(a)           Material Adverse Effect;

(b)           material change in any method of accounting or accounting practice for the Business, except as required by GAAP;

(c)           entry into any Material Contract;

(d)           incurrence, assumption or guarantee of any Indebtedness in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past custom and practice;

(e)           transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(f)            cancellation of any material debts or claims, or any material amendment, termination or waiver of any material rights constituting Purchased Assets;

(g)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(h)           material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, not covered by insurance;

(i)            acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit, other than pursuant to its terms;

(j)            material capital expenditures which would constitute an Assumed Liability;

(k)           imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets;

(l)            grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any employee of any of the Seller Parties, other than as provided for in any written agreements or consistent with past custom and practice, or change in the terms of employment for any employee of any of the Seller Parties;

(m)          entry into or termination of any employment agreement or collective bargaining agreement covering any of the employees of any of the Seller Parties, written or oral, or modification of the terms of any such existing agreement;

(n)           loan to, or entry into any other transaction with, any employee of any of the Seller Parties;

(o)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p)           purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (or in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past custom and practice;

(q)           adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any Employees (or any such action taken with respect to any other Benefit Plan); or

(r)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07       Material Contracts.

(a)           Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any of the Seller Parties is bound in connection with the Business or the Purchased Assets (each, a “Material Contracts”):

(i)           all Contracts involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the applicable Seller Party without penalty or without more than thirty (30) days’ notice;

(ii)          all Contracts that expire on or after December 31, 2013;

(iii)         all Contracts that require any of the Seller Parties to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iv)        all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)        all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vii)       all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which, in each case, cannot be cancelled (A) by the applicable Seller Party without penalty or payment in excess of $50,000 or (B) without more than thirty (30) days’ notice;

(viii)      except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees);

(ix)         all Contracts with any Governmental Authority;

(x)          all Contracts that limit or purport to limit the ability of any of the Seller Parties to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)         all joint venture, partnership or similar Contracts;

(xii)        all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiii)       all powers of attorney with respect to the Business or any Purchased Asset;

(xiv)       all Contracts relating to the Intellectual Property Assets or the Intellectual Property Licenses;

(xv)        all Contracts concerning the occupancy, management or operation of any Leased Real Property (including brokerage contracts);

(xvi)       all collective bargaining agreements or Contracts with any labor organization, union or association; and

(xvii)      all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)           Each Material Contract is valid and binding on each of the Seller Parties that is a party to such Material Contract in accordance with its terms and is in full force and effect, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). None of the Seller Parties or, to the Seller Parties’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Seller Parties’ Representative has provided to Buyer (i) a true, correct and complete copy of each written Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) and (ii) an accurate written description setting forth the terms and conditions of each oral Material Contract.  There are no material disputes pending or threatened under any Assigned Contract.

Section 4.08       Title to Purchased Assets.  At least one of the Seller Parties has (i) good and valid title to each Purchased Asset reflected on the Balance Sheet as being owned, and (ii) a valid leasehold interest in each Purchased Asset reflected on the Balance Sheet as being leased by the Seller Parties. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)            those items set forth in Section 4.08 of the Disclosure Schedules;

(b)            liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(c)            mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past custom and practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d)           easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets and which do not prohibit or interfere with the current operation of any Leased Real Property; or

(e)            liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past custom and practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09       Condition and Sufficiency of Assets. Section 4.09 of the Disclosure Schedules sets forth a complete and accurate list of all Tangible Personal Property having a value in excess of $25,000 or which, if not available to the Business, would have a Material Adverse Effect.  Except as set forth in Section 4.09 of the Disclosure Schedules, to the Seller Parties’ Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and to the Knowledge of the Seller Parties, none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property is in need of maintenance or repairs that would cost in excess of $25,000 individually or $100,000 in the aggregate. The Purchased Assets constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets, individually or in the aggregate, is material to the Business.

Section 4.10       Real Property.

(a)           Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by any of the Seller Parties and used in or necessary for the operation of the Business as currently conducted (together with all rights, title and interest of each of the Seller Parties in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true, correct and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Seller Parties holds any Leased Real Property (each, a “Lease” and collectively, the “Leases”). The Seller Parties’ Representative has delivered or made available to Buyer a true, correct and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each Lease:

(i)           such Lease is valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(ii)          possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and, to the Knowledge of the Seller Parties, there are no disputes with respect to such Lease;

(iii)         there has been no breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, and all rent due and payable under such Lease has been paid;

(iv)         no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(v)          no notice of any default or event has been given or received that, with notice or lapse of time, or both, would constitute a default under such Lease and, to the Knowledge of the Seller Parties, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(vi)         there are no subleases, and the right to use or occupy such Leased Real Property or any portion thereof has not assigned or otherwise granted to any Person; and

(vii)        no pledge, mortgage or other Encumbrance has been granted on the leasehold interest.

(b)           To the Seller Parties’ Knowledge, the Leased Real Property and all plants, buildings and improvements located thereon conform in all material respects to all applicable building codes and zoning ordinances or other governmental or regulatory Laws, and none of the Seller Parties has received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(c)           To the Seller Parties’ Knowledge, there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Real Property.  All improvements located on the Leased Real Property have direct access to a public road adjoining such Leased Real Property.  To the Seller Parties’ Knowledge, no such improvements or accessways encroach on land not included in the Leased Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Leased Real Property.

(d)           The Leased Real Property constitutes all of the real property necessary to operate the Business as currently operated.

(e)           Except as set forth on Section 4.10(e) of the Disclosure Schedules, all permits, licenses and other approvals necessary to the current occupancy and use of the Leased Real Property have been obtained, are in full force and effect and have not been violated, except where the failure to obtain and maintain such permits, licenses or approvals or the violation thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)           None of the Seller Parties owns any real property.

Section 4.11       Intellectual Property.

(a)           Section 4.11(a) of the Disclosure Schedules sets forth a complete and accurate list of all Intellectual Property Assets that are (i) subject to Intellectual Property Registrations or (ii) that are not subject to Intellectual Property Registrations but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations to which any of the Intellectual Property Assets are subject have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations to which any of the Intellectual Property Assets are subject are otherwise in good standing. The Seller Parties have provided or made available to Buyer true, correct and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations to which any of the Intellectual Property Assets are subject.

(b)           Except as set forth on Section 4.11(b) of the Disclosure Schedules, the Seller Parties collectively own all right, title and interest in and to the Intellectual Property Assets that are subject to Intellectual Property Registrations, free and clear of Encumbrances and none of the Seller Parties has received any written notice or claim challenging its exclusive ownership of any of the Intellectual Property Assets. The Seller Parties are in material compliance with all legal requirements applicable to the Intellectual Property Assets and the Seller Parties’ ownership and use thereof.

(c)           The Seller Parties’ Representative has provided or made available to Buyer true, correct and complete copies of all agreements with current and former employees and independent contractors of any of the Seller Parties whereby such employees and independent contractors (i) assigned to any of the Seller Parties any ownership interest and right they may have had in the Intellectual Property Assets; and (ii) acknowledged any of the Seller Parties’ exclusive ownership of all Intellectual Property Assets.

(d)           Section 4.11(d) of the Disclosure Schedules lists all material Intellectual Property Licenses. The Seller Parties’ Representative has provided or made available to Buyer true, correct and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between each of the Seller Parties that is a party thereto and the other parties thereto, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and the applicable Seller Parties and such other parties are in material compliance with the terms and conditions of such Intellectual Property Licenses.

(e)           To Seller Parties’ Knowledge, the Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by the Seller Parties and the conduct of the Business as currently and formerly conducted by the Seller Parties have not and do not infringe, violate or misappropriate the Intellectual Property of any Person. Except as set forth on Section 4.11(e) of the Disclosure Schedule, none of the Seller Parties has received any communication, and no Action has been instituted, settled or, to the Seller Parties’ Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property Assets or Intellectual Property Licenses is subject to any outstanding Governmental Order.

(f)           Section 4.11(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which any of the Seller Parties grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. The Seller Parties’ Representative has provided or made available to Buyer true, correct and complete copies of all such agreements. All such agreements are valid, binding and enforceable between each of the Seller Parties that is a party thereto and the other parties thereto, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and the applicable Seller Parties and such other parties are in material compliance with the terms and conditions of such agreements. To Seller Parties’ Knowledge, no Person is infringing, violating or misappropriating any of the Intellectual Property Assets, except to the extent that any such infringement, violation or misappropriation would not have a Material Adverse Effect.

Section 4.12       Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past custom and practice, except for obsolete, damaged, defective or slow moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller Parties free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Seller Parties and the Business.

Section 4.13       Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Seller Parties involving the sale of goods or the rendering of services in the ordinary course of business consistent with past custom and practice; and (b) constitute only valid, undisputed claims of the Seller Parties not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past custom and practice. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14       Customers and Suppliers.

(a)           Section 4.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Seller Parties for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (each, a “Material Customer”); and (ii) the amount of consideration paid by each Material Customer during such periods. None of the Seller Parties has received notice that any of the Material Customers has ceased, nor to the Seller Parties’ Knowledge do any of the Material Customers intend to cease, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)           Section 4.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Seller Parties have paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (each, a “Material Supplier”); and (ii) the amount of purchases from each Material Supplier during such periods. None of the Seller Parties has received any notice that any of the Material Suppliers has ceased, or intends to cease, nor to the Seller Parties’ Knowledge do any of the Material Suppliers intend to cease to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15       Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true, correct and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by any of the Seller Parties or any of their respective Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (each, an “Insurance Policy”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for the Seller Parties since January 1, 2012.  Except as set forth in Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Seller Parties, nor any of their respective Affiliates, has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (y) have not been subject to any lapse in coverage. None of the Seller Parties, nor any of their respective Affiliates, is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True, correct and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16       Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Section 4.16 of the Disclosure Schedules, there are no Actions pending or, to the Seller Parties’ Knowledge, threatened against or by the Seller Parties (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)           Except as set forth in Section 4.16 of the Disclosure Schedules, there are no outstanding Governmental Orders addressed to or naming as a party any Seller Party relating to the Business, and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.17       Compliance with Laws; Permits.

(a)           Except as set forth in Section 4.17(a) of the Disclosure Schedules, the Seller Parties have been, and are currently, in compliance in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)           All material Permits required for the Seller Parties to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Seller Parties and are valid and in full force and effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to the Seller Parties which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Seller Parties’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.  Except as set forth on Section 4.17(b) of the Disclosure Schedules, all such Permits are permitted to be transferred to Buyers under Law.

Section 4.18       Environmental Matters.

(a)           The operations of the Seller Parties with respect to the Business and the Purchased Assets have been, and are currently, in compliance in all material respects with all Environmental Laws. None of the Seller Parties has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           The Seller Parties do not have any Environmental Permits and none is necessary for the operation of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets as currently owned, leased, operated or used.  To the Seller Parties’ Knowledge, there is not any condition, event or circumstance related to Environmental Law that prevents or impedes the conduct of the Business as currently conducted, or the ownership, lease, operation or use of the Purchased Assets as currently owned, leased, operated or used.  None of the Seller Parties has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)           To the Seller Parties’ Knowledge, none of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by any of the Seller Parties in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)           To the Seller Parties’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by any of the Seller Parties in connection with the Business, and to the Seller Parties Knowledge, none of the Seller Parties has received an Environmental Notice that the Business or any of the Purchased Assets or real property currently or formerly owned, leased or operated by any of the Seller Parties in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)           Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f)           To the Seller Parties’ Knowledge, Section 4.18(f) of the Disclosure Schedules contains a list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of the Seller Parties or any predecessors, in connection with the Business or the Purchased Assets as to which any of the Seller Parties may retain liability, and to the Seller Parties’ Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and none of the Seller Parties has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of the Seller Parties.

(g)           None of the Seller Parties has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)           The Seller Parties have provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by any of the Seller Parties in connection with the Business which are in the possession or control of any of the Seller Parties related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(i)            None of the Seller Parties is aware of or reasonably anticipates any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that could reasonably be likely to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(j)            None of the Seller Parties owns any Environmental Attributes.

Section 4.19       Employee Benefit Matters.

(a)           Section 4.19(a) of the Disclosure Schedules contains a true, correct and complete list of each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), whether or not reduced to writing, in effect and covering one or more Employees, former employees and the beneficiaries and dependents of any such Employee or former employee of the Seller Parties with respect to the Business, and is maintained, sponsored, contributed to, or required to be contributed to by any of the Seller Parties, or under which any of the Seller Parties has or may have any liability for premiums or benefits (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, the Seller Parties have made available to Buyer true, correct and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which Forms 5500 are required to be filed, a copy of the most recently filed Forms 5500, with schedules attached; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c)           Except as set forth in Section 4.19(c) of the Disclosure Schedules, each Benefit Plan, or in the case of each Benefit Plan that is a multiemployer plan, to the Seller Parties’ Knowledge, complies, with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any of the Seller Parties or, with respect to any period on or after the Closing Date, any of the Buyer Entities or any of their respective Affiliates, to a penalty under Section 502 of ERISA or to an excise Tax under the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and the accounting principles. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject any of the Seller Parties or, with respect to any period on or after the Closing Date, any of the Buyer Entities or any of their respective Affiliates, to a Tax under Section 4971 of the Code or the assets of any of the foregoing Persons to a lien under Section 412(n) of the Code.

(d)           Except as set forth in Schedule 4.19(d) of the Disclosure Schedules, no Benefit Plan (i) provides for defined benefit pension benefits; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (iii) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Employee is, or at any time will become, entitled to any payment, benefit or right, or any increased or accelerated payment, benefit or right, or any payment of any amount under any Benefit Plan that could individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or fail to be deductible by reason of Section 162 or 404 of the Code, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e)           None of the Seller Parties, nor any of their respective Affiliates, (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; (ii) has any assets subject to a lien for unpaid contributions to any Benefit Plan which would be a liability of any of the Seller Parties or become a liability of Buyer; (iii) has failed to pay premiums to the Pension Benefit Guaranty Corporation when due with respect to any pension plan which would be a liability of any of the Seller Parties; or (iv) is engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA which would be a liability of any of the Seller Parties or become a liability of Buyer.

(f)           Except as set forth in Section 4.19(f) of the Disclosure Schedules, other than as required under Section 601 et. seq. of ERISA, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g)           Except as set forth in Section 4.19(g) of the Disclosure Schedules, there is no pending or, to the Seller Parties’ Knowledge, threatened action relating to a Benefit Plan, and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)           Except as set forth in Section 4.19(h) of the Disclosure Schedules, there has been no amendment to, announcement by any of the Seller Parties or any of their respective Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred therefore for the most recent fiscal year with respect to any Employee. None of the Seller Parties, nor any of their respective Affiliates, has any commitment or obligation or has made any representations to any Employee, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(i)           Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including proposed regulations, notices, rulings, and final regulations).

(j)           Except as set forth in Section 4.19(j) of the Disclosure Schedules, no Benefit Plan exists that could (i) result in the payment to any Employee of any money or other property; or (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, except as a result of any partial plan termination resulting from this Agreement, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement.

(k)           With respect to any multiemployer Benefit Plan, as described in Section 4001(a)(3) of ERISA (“MPPAA Plan”): (i) all contributions required to be made with respect to Employees of any of the Seller Parties have been timely paid; (ii) none of the Seller Parties has incurred, and none will incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such MPPAA Plan (whether by reason of the transactions contemplated by this Agreement or otherwise); and (iii) no such MPPAA Plan is, or is it expected to be, insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist, with respect to any such MPPAA Plan.

Section 4.20       Employment Matters.

(a)           Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are Employees, consultants, or contractors of any of the Seller Parties with respect to the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; (vii) whether such Person is an Employee, consultant or contractor; and (viii) the Seller Party that employs or engages such individual. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the date hereof, all commissions and bonuses payable to Employees, consultants, or contractors of any of the Seller Parties with respect to the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any of the Seller Parties with respect to any commissions, bonuses or increases in compensation.

(b)           Except as set forth in Section 4.20(b) of the Disclosure Schedules, none of the Seller Parties is a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and there are no labor organizations representing, purporting to represent or, to the Seller Parties’ Knowledge, attempting to represent any Employee. Except as set forth in Section 4.20(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any of the Seller Parties or any of their respective Employees.

(c)           The Seller Parties have been, and are currently, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any of the Seller Parties as consultants or contractors with respect to the Business are properly treated as independent contractors under all applicable Laws. There are no Actions against any of the Seller Parties pending, or to the Seller Parties’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of any of the Seller Parties with respect to the Business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(d)           None of the Seller Parties has violated the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local Law (the “WARN Act”).  During the ninety (90) day period prior to the date of this Agreement, none of the Seller Parties has terminated any employees, and during the ninety (90) day period prior to the Closing Date, none of the Seller  Parties will have terminated any employees.  None of the Seller Parties has any plans to undertake any action in the future that would trigger the WARN Act.

Section 4.21       Taxes. Except as set forth on Section 4.21 of the Disclosure Schedules:

(a)           Each of the Seller Parties has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable Laws. All Taxes owed by the Seller Parties have been paid.  None of the Seller Parties currently is the beneficiary of any extension of time within which to file any Tax Return nor have they waived any statute of limitations in respect of Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules, no claim has ever been made by a Governmental Authority in a jurisdiction where the Seller Parties does not file Tax Returns that a Seller Party is or may be subject to taxation by that jurisdiction.

(b)           Each of the Seller Parties have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 or similar reports required with respect thereto by a Governmental Authority have been properly completed and timely filed.

(c)           To Seller Parties’ Knowledge, no Governmental authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed.

(d)           The unpaid Taxes of the Seller Parties (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (set forth on the face of the most recent Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller Parties in filing their Tax Returns.

(e)           None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code.

Section 4.22       Product Liability Claims. To the Seller Parties’ Knowledge, except as set forth on Section 4.22 of the Disclosure Schedules, none of the Seller Parties is subject to any known asserted claims for liability on account of products sold or services rendered on or prior to such date, which are not fully covered, including all costs of defense and investigation related to such claims, by its or its vendors’ general liability insurance policies.

Section 4.23       Transactions with Affiliates.  Except as set forth on Section 4.23 of the Disclosure Schedules, (i) there are no Contracts, understandings (in each case whether written or oral), liabilities or obligations between a Seller Party, on the one hand, and any other Seller Party or Affiliate of any of the Seller Parties or immediate family member thereof or, to the Seller Parties’ Knowledge, any former equity holder or any current or former officer or director of any of the Seller Parties, on the other hand, (ii) none of the Seller Parties provides or causes to be provided any assets, services or facilities to any Person described in clause (i) of this Section 4.23, (iii) no Person described in clause (i) of this Section 4.23 provides or causes to be provided any assets, services or facilities to any of the Seller Parties, or derives any benefit from any assets, services or facilities of any of the Seller Parties (other than as explicitly contemplated by the terms of such Person’s employment by any of the Seller Parties).

Section 4.24       Brokers.  Except for Roth Capital Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any of the Seller Parties.

Section 4.25       Vote Required.  The affirmative vote of the holders of at least a majority of the shares of the common stock of Heelys Parent outstanding on the record date set for the Heelys Parent Stockholders Meeting is the only vote of the holders of any capital stock of any of the Seller Parties required to approve this Agreement and the transactions contemplated hereby (the “Heelys Stockholder Approval”).

Section 4.26       State Anti-Takeover Statutes.  No state anti-takeover statute is applicable to this Agreement or any of the transactions contemplated hereby.

Section 4.27       Solvency.  None of the Seller Parties is now insolvent and none of the Seller Parties will be rendered insolvent by the transactions contemplated hereby.  Immediately after giving effect to the consummation of such transactions: (i) each of the Seller Parties will be able to pay its respective Liabilities as they become due in the usual course of its business; (ii) each of the Seller Parties will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) each of the Seller Parties will have assets (calculated at fair market value) that exceed its respective Liabilities.

Section 4.28       Voting Agreements.  The Voting Agreements have been executed by Heelys Parent and the Persons set forth on Annex C and delivered by the Seller Parties’ Representative, and each Voting Agreement constitutes a valid and binding obligation of Heelys Parent, enforceable against Heelys Parent in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE V
Representations and Warranties of the Buyer Parties

Each of the Buyer Parties represents and warrants to the Seller Parties that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01       Organization of the Buyer Parties. Each of the Buyer Parties is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02       Authority of the Buyer Entities.  Each of the Buyer Parties has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each of EMEA Buyer and Japanese Buyer shall have, at any applicable time prior to the Closing, the full power and authority to enter into the Transaction Documents to which it is a party, to carry out its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Buyer Parties of this Agreement and any other Transaction Documents to which it is a party, the performance by each of the Buyer Parties of its respective obligations hereunder and thereunder and the consummation by each of the Buyer Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of the Buyer Parties.  The execution and delivery by each of EMEA Buyer and Japanese Buyer of the Transaction Documents to which it is a party, the performance by each of EMEA Buyer and Japanese Buyer of its respective obligations thereunder, and the consummation by each of EMEA Buyer and Japanese Buyer of the transactions contemplated thereby shall have been duly authorized, at any applicable time prior to the Closing, by all requisite action on the part of each of the Buyer Parties. This Agreement has been duly executed and delivered by each of the Buyer Parties, and (assuming due authorization, execution and delivery by the Seller Parties) this Agreement constitutes a legal, valid and binding obligation of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). When each other Transaction Document to which a Buyer Entity is or will be a party has been duly executed and delivered by such Buyer Entity (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Buyer Entity enforceable against such Buyer Entity in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.03       No Conflicts; Consents. The execution, delivery and performance by the Buyer Parties of this Agreement, the execution, delivery and performance by the Buyer Entities of the Transaction Documents to which any of the Buyer Entities is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation or other organizational documents of any of the Buyer Entities; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to any of the Buyer Entities; or (c) require the consent, notice or other action by any Person under any Contract to which either of the Buyer Parties is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either of the Buyer Parties in connection with the execution and delivery of this Agreement, or by or with respect to any of the Buyer Entities in connection with the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect (including applicable federal and state securities filings).

Section 5.04       Brokers. Except for Imperial Capital, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of either of the Buyer Parties.

Section 5.05       Legal Proceedings. There are no Actions pending or, to either of the Buyer Parties’ knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06       Financing.  Parent has, and will provide to the Buyer Parties at Closing, sufficient cash or other sources of immediately available funds to enable the Buyer Parties to pay the Buyer’s Closing Payment.

Section 5.07       Disclaimers of Representations and Warranties. The Buyer Parties acknowledge that the express representations and warranties of the Seller Parties contained in this Agreement and the other Transaction Documents are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF THE SELLER PARTIES IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE BUYER PARTIES ACKNOWLEDGE THAT THE SELLER PARTIES HAVE NOT MADE, AND HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND THE BUYER PARTIES HEREBY EXPRESSLY WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYERS BY OR ON BEHALF OF THE SELLER PARTIES AND (b) THE CONDITION OF THE PURCHASED ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE SELLER PARTIES EXPRESSLY DISCLAIM AND NEGATE, AND THE BUYER PARTIES HEREBY WAIVE, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PURCHASED ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE (EXCEPT AS OTHERWISE CONTEMPLATED BY THIS AGREEMENT), (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, IT BEING THE EXPRESS INTENTION OF BUYERS AND THE SELLER PARTIES THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE PURCHASED ASSETS SHALL BE CONVEYED TO BUYERS, AND BUYERS SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND THE BUYER PARTIES REPRESENT TO THE SELLER PARTIES THAT THE BUYER PARTIES WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. THE SELLER PARTIES AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.  NOTWITHSTANDING THE FOREGOING, THE BUYER PARTIES DO NOT WAIVE ANY RIGHTS WITH RESPECT FRAUD OR INTENTIONAL MISREPRESENTATION MADE BY OR ON BEHALF OF ANY OF THE SELLER PARTIES.

Section 5.08       Independent Investigation. The Buyer Parties represent and acknowledge that they are knowledgeable of the Business and of the usual and customary practices of companies such as the Seller Parties, and that they have had (or will have prior to the Closing) access to the Purchased Assets, the officers and employees of the Seller Parties, and the books, records and files of the Seller Parties relating to the Purchased Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer Parties have relied solely on the basis of their own independent due diligence investigation of the Purchased Assets and upon the provisions of this Agreement and the other Transaction Documents, and not on any other representations or warranties of the Seller Parties or any other Person not contained in this Agreement or one of the other Transaction Documents.  Notwithstanding the foregoing, Buyer’s independent due diligence investigation does not adversely affect in any manner its ability to rely on the provisions of this Agreement or any of the other Transaction Documents or any of its rights with respect thereto.

ARTICLE VI
Covenants

Section 6.01       Conduct of Business Prior to the Closing. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except as otherwise provided in this Agreement, set forth on Section 6.01 of the Disclosure Schedule or consented to in writing by Buyer, the Seller Parties shall (x) conduct the Business in the ordinary course of business consistent with past custom and practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization and operations and to preserve its rights and goodwill and its relationships with its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, except as otherwise provided in this Agreement, set forth on Section 6.01 of the Disclosure Schedule or consented to in writing by Buyer, the Seller Parties shall:

(a)           preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)           pay the debts, Taxes and other obligations of the Business when due;

(c)           continue to collect Accounts Receivable in a manner consistent with past custom and practice;

(d)           maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)           continue in full force and effect without modification all Insurance Policies;

(f)            defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation consistent with custom and practice over the 12 month period immediately prior to the date hereof;

(g)           perform all of its obligations under all Assigned Contracts timely in a manner consistent with past custom and practice;

(h)           maintain the Books and Records in accordance with past custom and practice;

(i)            comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(j)             not cause or permit any amendments to any of the Seller Parties’ organizational documents;

(k)            not issue any securities in any Heelys Subsidiary;

(l)             not sell, lease, license or otherwise dispose of or encumber any of the Purchased Assets with a fair market value in excess of $25,000 individually or $50,000 in the aggregate, except in the ordinary course of business consistent with past practice;

(m)           not enter into any operating lease which requires expenditures in any 12-month period in excess of $25,000 or is not terminable by the applicable Seller Party within such 12-month period without any penalty or cost;

(n)           not (i) modify, amend, terminate or waive any rights under any Assigned Contract, (ii) enter into any Contract, which if entered into prior to the date hereof would have been an Assigned Contract, other than renewals or replacements of any existing Assigned Contract that is expiring by its terms, (the terms and conditions of which renewal or replacement Assigned Contract, in the aggregate are at least as favorable to the Seller Parties that are party thereto as the existing Assigned Contract) or (iii) enter into any new Contract, which if entered into prior to the date hereof would have been an Assigned Contract and would be material to the Business, that contains a change in control provision in favor of the other party or parties thereto that does not exclude the transactions contemplated by this Agreement or that would otherwise require a payment in excess of $10,000 to or give rise to any material rights to such other party or parties in connection with the transactions contemplated by this Agreement;

(o)           not (i) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any Intellectual Property Asset that is material to the conduct of their business or (ii) other than in the ordinary course of business consistent with past practice, enter into any license, assignment or transfer agreement granting or transferring to a third party ownership of, or an exclusive right to use, any such Intellectual Property Asset or any non-exclusive right to such Intellectual Property Asset inconsistent with the Seller Parties’ use of such Intellectual Property Asset prior to the date hereof;

(p)           not settle or compromise any pending or threatened Action, other than settlements of Actions that do not involve any material injunctive, equitable relief or impose material restrictions on the Business;

(q)           not make any material change in management personnel without first notifying and consulting with Buyer; and

(r)            not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02       Access to Information. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Seller Parties shall (a) afford the Buyer Entities and their respective Representatives, at their sole expense, reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish the Buyer Entities and their respective Representatives with such financial, operating and other data and information related to the Business as the Buyer Entities or any of their respective Representatives may reasonably request; and (c) instruct the Representatives of the Seller Parties to cooperate with the Buyer Entities in their investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by any Buyer Entity or other information received by any Buyer Entity shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any of the Seller Parties in this Agreement.

Section 6.03       Solicitation; Change in Recommendation.

(a)           Go-Shop Period.  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing for a period of thirty (30) days (the “Go-Shop Period”), the Seller Parties and their respective Representatives shall have the right to directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, any inquiries, proposals or offers that could constitute Takeover Proposals (or engage in other efforts or attempts that could lead to a Takeover Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Sellers’ Representative shall promptly (and in any event within forty-eight (48) hours) provide to Buyer any material non-public information concerning any of the Seller Parties that is provided to any Person given such access which was not previously provided to Buyer; and (ii) enter into, engage in, and maintain discussions or negotiations with any Persons or groups of Persons with respect to any inquiries, proposals or offers that could constitute Takeover Proposals (or engage in other efforts or attempts that could lead to a Takeover Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations. For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into before the date of this Agreement or any customary confidentiality agreement, in each case, that contains provisions that are not materially more favorable in the aggregate to the receiving party thereunder than those contained in the Confidentiality Agreement are to Parent, except that an Acceptable Confidentiality Agreement need not prohibit the submission of Takeover Proposals or amendments thereto to Heelys Parent’s board of directors (or any duly constituted and authorized committee thereof).

(b)           No Solicitation or Negotiation.  Except as permitted by Section 6.03(c), each of the Seller Parties shall and shall cause each of its respective Representatives to (i) as of the date immediately following the last day of the Go-Shop Period (the “No-Shop Period Start Date”), immediately cease any solicitation, encouragement, discussions or negotiations (or other efforts) with any Persons that may be ongoing with respect to a Takeover Proposal and request that any such Person promptly return or destroy all confidential information concerning the Seller Parties and (ii) from the No-Shop Period Start Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Section 9.03, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement).

(c)           Conduct Following No-Shop Period Start Date. Notwithstanding anything to the contrary contained in Section 6.03(b) or any other provisions of this Agreement, but subject to the last sentence of this Section 6.03(c), if at any time on or after the No-Shop Period Start Date and prior to obtaining the Heelys Stockholder Approval, the Seller Parties or any of their respective Representatives receives a written Takeover Proposal from any Person or group of Persons, which Takeover Proposal was made or renewed on or after the No-Shop Period Start Date and did not result from any breach of this Section 6.03, (A) the Seller Parties and their respective Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if Heelys Parent’s board of directors (or any duly constituted and authorized committee thereof) determines in its good faith judgment, after consulting with and receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Seller Parties and their respective Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to, and access to the business, properties, books and records and personnel of, the Seller Parties to the Person or group of Persons who has made such Takeover Proposal; provided that the Seller Parties’ Representative shall promptly (and in any event within 48 hours) provide to Buyer any material non-public information concerning the any of the Seller Parties that is provided to any Person given such access which was not previously provided to Buyer, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal. From and after the date hereof, the Seller Parties shall promptly (and in any event within 48 hours) (i) provide to Buyer an unredacted (except, prior to the No-Shop Period Start Date, for the identity of the Person or group of Persons making such Takeover Proposal, which may be redacted during such period) copy of any such Takeover Proposal made in writing provided to any of the Seller Parties and (ii) provide to Buyer a written summary of the material terms of any such Takeover Proposal not made in writing.  For the avoidance of doubt, notwithstanding the expiration of the Go-Shop Period, the Seller Parties and their Representatives may continue to engage in the activities described in Section 6.03(a) with respect to any Excluded Parties, including with respect to any amended Excluded Proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 6.03(b) shall not apply with respect thereto; provided, that the provisions of Section 6.03(d) and Section 6.03(e) shall apply.

(d)           Updates on Takeover Proposals. Within three (3) Business Days after the No-Shop Period Start Date, the Seller Parties shall notify Buyer of the identity of all Excluded Parties.  The Seller Parties shall keep Buyer reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the No-Shop Period Start Date) on a prompt basis (and in any event within 48 hours), and, upon the request of Buyer, shall apprise Buyer of the status of such Takeover Proposal. Each of the Seller Parties agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits any of the Seller Parties from providing any information to Buyer in accordance with this Section 6.03.

(e)           No Change in Recommendation of Heelys Acquisition Agreement.  Except as expressly permitted by this Section 6.03(e) or Section 6.03(f), the board of directors of Heelys Parent shall not (i)(A) fail to recommend to its stockholders that the Heelys Stockholder Approval be given (the “Heelys Parent Board Recommendation”) or fail to include such recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to either of the Buyer Parties, the Heelys Parent Board Recommendation, (C) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication (it being understood that the board of directors of Heelys Parent may refrain from taking a position with respect to a Takeover Proposal until the close of business as of the tenth (10th) Business Day after the commencement of a tender offer in connection with such Takeover Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered such an adverse modification) or (D) adopt, declare advisable, approve or recommend to the stockholders of Heelys Parent, or publicly propose to approve or recommend to the stockholders of Heelys Parent a Takeover Proposal (the actions described in this clause (i) being referred to as a “Heelys Adverse Recommendation Change”), (ii) authorize, cause or permit the Heelys Parent or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Heelys Acquisition Agreement”) or (iii) take any action pursuant to Section 9.01(c)(iv). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Heelys Stockholder Approval is obtained, but not after, the board of directors of Heelys Parent may make a Heelys Adverse Recommendation Change, adopt, declare advisable, or approve that any of the Seller Parties enter into a Heelys Acquisition Agreement or take any action pursuant to Section 9.01(c)(iv) if the board of directors of the Heelys Parent has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) the failure to do so would be inconsistent with the fiduciary duties of the board of directors of Heelys Parent to the stockholders of Heelys Parent under applicable Law and (y) such Takeover Proposal (including an Excluded Proposal) constitutes a Superior Proposal; provided, however, that (1) the Seller Parties have given Buyer at least four (4) Business Days’ prior written notice of their intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements relating thereto and a written summary of the material terms of any Superior Proposal not made in writing), (2) the Seller Parties have negotiated, and have caused their respective Representatives to negotiate, in good faith with Buyer during the three (3) Business Day period after giving any such notice, to the extent Buyer wishes to negotiate, to enable Buyer to propose in writing a binding offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the board of directors of Heelys Parent or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined that the Superior Proposal continues to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, the Seller Parties’ Representative shall, in each case, have delivered to Buyer an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least one Business Day (rather than the four (4) Business Days otherwise contemplated by clause (1) above); and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Seller Parties’ termination is in accordance with Section 9.01 and, to the extent required under the terms of this Agreement, the Seller Parties pay Buyer any applicable Termination Fee in accordance with Section 9.03 prior to or concurrently with such termination.

(f)            Change of Recommendation. Notwithstanding anything to the contrary herein, prior to the time the Heelys Stockholder Approval is obtained, but not after, the board of directors of Heelys Parent may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to either of the Buyer Parties, the Heelys Parent Board Recommendation (“Change of Recommendation”) if the board of directors of Heelys Parent or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the board of directors of Heelys Parent to the stockholders of Heelys Parent under applicable Law; provided, however, that such action shall not be in response to a Takeover Proposal or a Superior Proposal (which is addressed under Section 6.03(e)) and prior to taking such action, (x) the board of directors of Heelys Parent has given Buyer at least four (4) Business Days’ prior written notice of its intention to take such action and a description of the reasons for the Change of Recommendation, (y) the Seller Parties have negotiated, and have caused their respective Representatives to negotiate, in good faith with Buyer during the three (3) Business Day period after giving any such notice, to the extent Buyer wishes to negotiate, to enable Buyer to propose in writing a binding offer to effect revisions to the terms of this Agreement in such a manner that would obviate the need for making such Change of Recommendation and (z) at the end of such notice period, the board of directors of Heelys Parent or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation would be inconsistent with the fiduciary duties of the board of directors of Heelys Parent to the stockholders of Heelys Parent under applicable Law.

(g)           Compliance with Disclosure Obligations.  Nothing in this Section 6.03 or elsewhere in this Agreement shall prohibit the Seller Parties or the board of directors of Heelys Parent or any committee thereof from (i) taking and disclosing to the stockholders of Heelys Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided that, subject to Section 6.03(e)(i)(C), any disclosure permitted under this Section 6.03(g) that does not contain either an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Heelys Parent Board Recommendation shall be deemed a Heelys Adverse Recommendation Change or (ii) complying with its disclosure obligations under applicable Law; provided that this clause (ii) shall not in any way limit or modify the effect, if any, that any such disclosure would have under the other provisions of Section 6.03.

Section 6.04       Preparation of the Proxy Statement; Stockholder Meeting.

(a)           Subject to Section 6.04(b) and the fiduciary obligations of the board of directors of Heelys Parent, Heelys Parent shall take all actions in accordance with applicable Law, the Heelys Parent Charter Documents and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, recess or postponement thereof, the “Heelys Stockholders Meeting”) for the purpose of obtaining the Heelys Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 6.03, Heelys Parent shall use its commercially reasonable efforts to obtain the Heelys Stockholder Approval.  Notwithstanding anything to the contrary contained in this Agreement, the Heelys Parent may, in its sole discretion, adjourn, recess or postpone the Heelys Stockholders Meeting (i) after consultation with Buyer, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of Heelys Parent within a reasonable amount of time in advance of the Heelys Stockholders Meeting, (ii) if as of the time for which the Heelys Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of common stock of Heelys Parent represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Heelys Stockholders Meeting, or (iii) if additional time is required to obtain Heelys Stockholder Approval.

(b)           As promptly as reasonably practicable after the execution of this Agreement, Heelys Parent shall prepare the Proxy Statement and file it with the SEC and the Seller Parties and the Buyer Parties shall cooperate with each other in connection with the preparation of the foregoing. Heelys Parent shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its shareholders as promptly as reasonably practicable after the resolution of any such comments. Heelys Parent shall notify Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Buyer with copies of all correspondence between the Heelys Parent or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, the Buyer Parties shall cooperate with the Heelys Parent in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to Heelys Parent in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. The Buyer Parties shall ensure that such information supplied by them in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of Heelys Parent and at the time of the Heelys Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Heelys Parent shall provide the Buyer Parties with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the Buyer Parties in good faith. Heelys Parent shall ensure that the Proxy Statement (i) will not, with respect to the Proxy Statement, on the date it is first mailed to stockholders of Heelys Parent and at the time of the Heelys Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Heelys Parent assumes no responsibility with respect to information supplied in writing by or on behalf of the Buyer Parties for inclusion or incorporation by reference in the Proxy Statement. In the event that Heelys Parent is required to file any other transaction statement or information statement pursuant to SEC rules in connection with the transactions contemplated by this Agreement (excluding current reports filed on Form 8-K and additional proxy materials filed on Schedule 14-A) (any such other transaction statement or information statement, an “Other Filing”), the provisions of this Section 6.04 relating to the Proxy Statement shall apply to such Other Filing mutatis mutandis.

Section 6.05       Notice of Certain Events.

(a)           From the date hereof until the Closing, the Seller Parties’ Representative shall promptly notify Buyer in writing of:

(i)           any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Seller Parties hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 to be satisfied;

(ii)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)         any fact, circumstance, event or action that requires any of the Seller Parties to give notice under this Agreement, including any event with respect to which notice is required to be given pursuant to Section 6.03.

(iv)         any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(v)          any Actions commenced or, to the Seller Parties’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)           Buyer’s receipt of information pursuant to this Section 6.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller Parties in this Agreement (including Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.06       Employees and Employee Benefits.

(a)           Promptly after the execution of this Agreement, Buyer shall meet with the Seller Parties regarding proposed post-Closing employment of the Seller Parties’ employees. On or before the date that is ten (10) days after the No-Shop Period Start Date, one of the Buyer Entities shall make an offer of employment to each such Employee of the Seller Parties as Parent shall determine, in its discretion, which employment shall be conditioned upon the Closing and shall be on similar terms and conditions as such Employees were employed by the Seller Parties.  Buyer shall provide the Seller’s Representative with a list of Employees of the Seller Parties who have accepted employment with a Buyer Entity to be effective as of the Closing.  After the date on which offers are made, none of the Seller Parties will solicit the employment of, or otherwise interfere with the employment of, any of the Employees that are offered employment with a Buyer Entity.

(b)           Prior to the Closing, the Seller Parties shall give all notices and other information required by applicable Law to be given to its respective employees, any collective bargaining unit representing any of its respective employees and any applicable Governmental Authority.

(c)           Other than with respect to any Assumed Liabilities, the Seller Parties shall be solely responsible, and no Buyer shall have any obligations whatsoever for, any compensation or other amounts payable to any Employees (or former employees) of any of the Seller Parties, including hourly pay, commission, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, or severance pay payable to any Employees (or former employees) of any of the Seller Parties for any period relating to the service with any of Seller Parties at any time prior to the Closing Date and Seller shall pay all such amounts to all entitled employees on or prior to the Closing Date.

(d)           The Seller Parties shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of Employees (or former employees) or agents of any of the Seller Parties which claims relate to events occurring prior to the Closing. The Seller Parties also shall remain solely responsible for all worker’s compensation claims of any Employees (or former employees) or agents of any of the Seller Parties which relate to events occurring prior to the Closing. The Seller Parties shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.

(e)           Buyer and Seller Parties agree to utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Revenue Procedure 2004-53, if applicable, with respect to wage reporting.

Section 6.07       Confidentiality.   From and after the Closing, the Seller Parties shall, and shall cause their respective controlled Affiliates, if any, to hold, and shall use their best efforts to cause themselves and their respective Representatives (and Representatives of their respective controlled Affiliates) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that the Seller Parties can show that such information (a) is generally available to and known by the public through no fault of any of the Seller Parties, any of their respective controlled Affiliates or any of their respective Representatives (or Representatives of their respective controlled Affiliates); or (b) is lawfully acquired by any of the Seller Parties, any of their respective controlled Affiliates or any of their respective Representatives (or Representatives of their respective controlled Affiliates) from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any of the Seller Parties or any of their respective controlled Affiliates or any of their respective Representatives (or Representatives of their respective controlled Affiliates) are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller Parties’ Representative shall promptly notify Buyer in writing, and the Seller Parties shall disclose only that portion of such information which the Seller Parties’ Representative is advised by its counsel in writing is legally required to be disclosed, provided that the Seller Parties shall use its commercially reasonable efforts, at Buyer’s sole expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.08       Non-solicitation. Until the first anniversary of the Closing Date (the “Restricted Period”), none of the Seller Parties or any of their respective controlled Affiliates, or any of their respective officers, directors or managers, shall, directly or indirectly, through one or more Affiliates, or otherwise, hire or solicit any person who is offered employment by any of the Buyer Entities pursuant to Section 6.06(a) or is or was employed by any of the Buyer Entities during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.08 shall prevent any of the Seller Parties or any of their respective controlled Affiliates, or any of their respective officers, directors or managers, from hiring any employee whose employment has been terminated by any of the Buyer Entities.

Section 6.09       Breach of Covenants.

(a)           If any Seller Party breaches, or threatens to commit a breach of, any of the provisions of Section 6.03, each of the Buyer Entities shall have the right and remedy to have such provision specifically enforced by any court having jurisdiction without the requirement to post bond or other security, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to any Buyer Entity and that money damages pursuant to Section 9.03 may not provide an adequate remedy to such Buyer Entity.

(b)           If any Seller Party breaches, or threatens to commit a breach of, any of the provisions of Section 6.07 or Section 6.08, each of the Buyer Entities shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to such Buyer Entity under law or in equity:

(i)           the right and remedy to have such provision specifically enforced by any court having jurisdiction without the requirement to post bond or other security, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to any Buyer Entity and that money damages may not provide an adequate remedy to such Buyer Entity; and

(ii)          the right and remedy to recover from the Seller Parties, jointly and severally, all monetary damages suffered by the Buyer Entities as the result of any acts or omissions constituting a breach of Section 6.07 or Section 6.08.

(c)           Each of the Seller Parties acknowledges that the restrictions contained in Section 6.03, Section 6.07 or Section 6.08 are reasonable and necessary to protect the legitimate interests of the Buyer Entities and constitute a material inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in Section 6.03, Section 6.07 or Section 6.08 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in Section 6.03, Section 6.07 or Section 6.08 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.10       Governmental Approvals and Consents.

(a)           Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party hereto shall reasonably cooperate with the other parties hereto and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)           The Seller Parties shall use commercially reasonable efforts to give all required notices to, and obtain all required consents from, all third parties in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including those described in Section 4.03 of the Disclosure Schedules.

Section 6.11       Closing Conditions From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.12       Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Buyer and the Seller Parties’ Representative. Thereafter, and subject to the provisions of Section 6.03, unless and until a Heelys Adverse Recommendation Change has occurred in accordance with Section 6.03(e), so long as this Agreement is in effect, none of the Seller Parties or the Buyer Parties shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Nothing in this Section 6.12 shall limit a party’s ability to make any disclosure required by Law, applicable fiduciary duties or by any applicable listing agreement with a national securities exchange or interdealer quotation service as determined in the good faith judgment of the party proposing to make such release or other public announcement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party, if practicable) or by the request of any Governmental Authority.

Section 6.13       Receivables. From and after the Closing, if any of the Seller Parties or any of their respective Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, such Seller Party shall remit such funds to the Applicable Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if any of the Buyers or any of their respective Affiliates receives or collects any funds relating to any Excluded Asset, such Buyer shall remit any such funds to the Applicable Seller Party within five (5) Business Days after its receipt thereof.

Section 6.14       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid one-half by the Seller Parties and one-half by Buyers. Buyers shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Seller Parties shall cooperate with respect thereto as necessary), and Buyers and the Seller Parties shall each bear and pay one-half of any out-of-pocket fees and expenses relating to the preparation of any such Tax Return or document.

Section 6.15       Reasonable Access to Retained Books and Records.  Each party agrees to provide the other party reasonable access at reasonable times to any books or records retained by such party relating to the Purchased Assets and the Business prior to the Closing Date.

Section 6.16       Cash Retention.  Prior to the payment of the Final Working Capital Adjustment, Heelys Parent shall maintain available funds sufficient to pay all Excluded Liabilities of the Seller Parties when they become due plus immediately available funds equal to at least $5,000,000.

Section 6.17       Voting Agreements.  Heelys Parent shall not take any action or agree to take any action, and it shall cause its Affiliates not to take any action or agree to take any action, that would contravene or otherwise frustrate the intent of the Voting Agreements.

Section 6.18       SEC Filings.  Up to and through the Closing Date, Heelys Parent shall file or furnish to the SEC, on a timely basis, all required registration statements, certifications, reports (including annual, quarterly and periodic reports) and proxy statements with the SEC, including any required Other Filings and any quarterly financial data on Form 8-K in accordance with past practice.

Section 6.19       Intercompany Licensing and Distribution Agreements.  Prior to or at the Closing, the Seller Parties shall terminate (i) all intercompany Contracts that provide for the licensing of any rights with respect to any Intellectual Property Assets or Intellectual Property Licenses and (ii) all intercompany Contracts relating to distribution.  For the avoidance of doubt, an “intercompany Contract” shall refer to any Contract to which the parties are exclusively Seller Parties.

Section 6.20       Further Assurances. Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
Conditions to Closing

Section 7.01       Conditions to Obligations of the Buyer Entities. The obligations of the Buyer Entities to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Buyer’s written waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of the Seller Parties contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects (other than (i) those representations and warranties of the Seller Parties that are qualified as to materiality, including each reference to the defined term “Material Adverse Effect,” each of which will be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except as consented to in writing by Buyer with respect to any change, event or condition set forth in Section 4.06 hereof which occurs after the date of this Agreement), except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects.

(b)           The Seller Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, including each reference to the defined term “Material Adverse Effect,” the Seller Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)           All approvals, consents and waivers, including the Heelys Stockholder Approval and those approvals, consents and waivers set forth on Annex D, that are necessary to consummate the transactions contemplated hereby and the other Transaction Documents shall have been received, other than those approvals, consents and waivers the failure of which would not result in a Material Adverse Effect or materially adversely affect the Seller Parties’ ability to perform their respective obligations under this Agreement.

(e)            From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f)            The Seller Parties’ Representative shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g)           There shall be no Encumbrances relating to the Purchased Assets, other than Permitted Encumbrances.

(h)           Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Seller Parties’ Representative, that each of the conditions set forth in Sections 7.01(a), (b), (c) and (e) have been satisfied (the “Seller Parties’ Representative’s Officer’s Certificate”).

(i)            Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller Parties’ Representative certifying (i) the names and signatures of the officers of each of the Seller Parties authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder and (ii) that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors or general partner, as applicable, of each of the Seller Parties authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby (the “Seller Parties’ Representative’s Secretary’s Certificate”).

(j)            The Seller Parties’ Representative shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.02       Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller Parties’ Representative’s written waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of the Buyer Parties contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects (other than those representations and warranties of the Buyer Parties that are qualified as to materiality, which will be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           The Buyer Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Buyer Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)           Buyer shall have delivered to the Seller Parties’ Representative duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e)           The Seller Parties’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Buyer’s Officer’s Certificate”).

(f)           The Seller Parties’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) the names and signatures of the officers of each of the Buyer Parties authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder and (ii) that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors or the manager, as applicable, of each of the Buyer Parties authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby (the “Buyer’s Secretary’s Certificate”).

(g)           The Heelys Stockholder Approval shall have been obtained.

(h)           Buyer shall have delivered to the Seller Parties’ Representative such other documents or instruments as the Seller Parties’ Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Intentionally Omitted

ARTICLE IX
Termination

Section 9.01        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of each of the Seller Parties’ Representative and Buyer;

(b)           by Buyer by written notice to the Seller Parties’ Representative if:

(i)           None of the Buyer Parties is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any of the Seller Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01 and such breach, inaccuracy or failure (if capable of cure) has not been cured by such Seller Party within ten (10) Business Days after Seller Parties’ Representative’s receipt of written notice of such breach from Buyer;

(ii)          any of the conditions set forth in Section 7.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2012 (the “Drop-Dead Date”), unless such failure shall be due to the failure of the Buyer Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii)         the Heelys Stockholder Approval shall not have been obtained at the Heelys Stockholders Meeting duly convened therefor or at any adjournment, recess or postponement thereof; or

(iv)         if (A) the board of directors of Heelys Parent shall have failed to include the Heelys Parent Board Recommendation in the Proxy Statement or shall have effected a Heelys Adverse Recommendation Change; (B) the board of directors of Heelys Parent shall have effected a Change of Recommendation; (C) one or more of the Seller Parties (or any of their respective Affiliates) enters into a Heelys Acquisition Agreement; (D) Heelys Parent or the board of directors of Heelys Parent shall have publicly announced its intention to do any of the foregoing other than any public statement describing developments relating to negotiations between the Buyer Parties and the Seller Parties contemplated by Section 6.03(e) and Section 6.03(f), solely to the extent required by applicable securities Laws or the rules of any applicable securities exchange (after providing the Buyer Parties with a reasonable opportunity to review and comment on such public statement and considering in good faith implementing any comments reasonably proposed by the Buyer Parties in good faith) or (E) Heelys Parent fails to hold the Heelys Stockholders Meeting within ten (10) Business Days prior to the Drop-Dead Date; or

(c)           by the Seller Parties’ Representative by written notice to Buyer if:

(i)           No Seller Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02 and such breach, inaccuracy or failure has not been cured by such Buyer within ten (10) Business Days after Buyer’s receipt of written notice of such breach from the Seller Party’s Representative;

(ii)          any of the conditions set forth in Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of any of the Seller Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii)         the Heelys Stockholder Approval shall not have been obtained at the Heelys Stockholders Meeting promptly and duly convened therefor or at any adjournment, recess or postponement thereof; provided that none of the Seller Parties has breached in any material respects its obligations under this Agreement in any manner that proximately contributed to the failure to obtain the failure to obtain the Heelys Stockholder Approval; or

(iv)         prior to the receipt of the Heelys Stockholder Approval, in order to enter into a Heelys Acquisition Agreement that constitutes a Superior Proposal; provided that the Seller Parties pay the Termination Fee as provided for in Section 9.03; or

(d)           by Buyer or the Seller Parties’ Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02       Effect of Termination.  In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (a) such termination shall not adversely affect rights of any party that accrued prior to the effective date of termination, (b) nothing in this Agreement will relieve any party from liability arising as a result of any intentional breach of this Agreement prior to such termination or as a result of fraud, criminal activity or willful misconduct and (c) this Section 9.02, Section 9.03, and Article X hereof shall survive any termination of this Agreement.

Section 9.03       Termination Fee.  If (a) Buyer terminates this Agreement pursuant to Section 9.01(b)(i) or (iv), (b) the Seller Parties’ Representative terminates this Agreement pursuant to Section 9.01(c)(iv), or (c) the Seller Parties do not consummate the transactions by the Drop-Dead Date and such failure constitutes a breach of this Agreement, or (d) Buyer terminates this Agreement pursuant to Section 9.01(b)(iii) or the Seller Parties’ Representative terminates this Agreement pursuant to Section 9.01(c)(iii), and, in the case of clauses (a), (c) or (d), at any time during the six-month period following such termination of this Agreement, one or more of the Seller Parties (or their respective Affiliates) accepts any Takeover Proposal or enters into a Heelys Acquisition Agreement, the Seller Parties shall pay to Buyer, in cash, (x) in the case of a termination described in clauses (a), (b) or (c) above, no later than five (5) Business Days after receipt of written demand, a termination fee equal to 4.25% of the aggregate consideration payable pursuant to the terms of such Takeover Proposal or Heelys Acquisition Agreement, or (y) in the case of a termination described in clause (d), no later than five (5) Business Days after the receipt of any consideration, a termination fee equal to 4.25% of any such consideration received pursuant to such Takeover Proposal or Heelys Acquisition Agreement, excluding from any such consideration, in each case, any consideration to the extent attributable to cash, cash equivalents or marketable securities being sold (the “Termination Fee”).

ARTICLE X
Miscellaneous

Section 10.01     Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02     Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications (a) with respect to any of the Seller Parties shall be sent to the Seller Parties’ Representative and (b) with respect to either of the Buyer Parties shall be sent to the Buyer, in each case at the  addresses provided below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Seller Parties’ Representative:	Heelys, Inc. 3200 Belmeade Drive, Suite 100 Carrollton, TX 75006 Facsimile: (214) 224-0131 E-mail: thansen@heelys.com; cstorey@heelys.com Attention: Thomas C. Hansen and Craig D. Storey
with a copy to:	Gardere Wynne Sewell LLP 1601 Elm Street, Suite 3000 Dallas, TX 75201 Facsimile: (214) 999-4245 E-mail: rsarfatis@gardere.com Attention: Robert Sarfatis
If to the Buyer:	c/o The Evergreen Group Ventures, LLC Media Center, 4th Floor 1600 Rosecrans Ave. Manhattan Beach, CA 90266 Facsimile: (310) 321-7810 E-mail: jw@tegmb.com Attention: Jim Wagner
with a copy to:	Sutton, Pakfar and Courtney LLP 450 N. Roxbury Drive #700 Beverly Hills, CA 90210 Facsimile: (310) 275-0801 E-mail: ksutton@spcllp.com Attention: Keith Sutton

Section 10.03     Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Exhibits and Annexes mean the Articles and Sections of, and Disclosure Schedules, Exhibits and Annexes attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Annexes referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04     Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05     Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06     Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules) or the Annexes, the statements in the body of this Agreement will control.

Section 10.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, either of the Buyer Parties may, without the prior written consent of any of the Seller Parties, assign all or any portion of its respective rights under this Agreement to one or more of its Affiliates.

Section 10.08     No Third-Party Beneficiaries. Except for EMEA Buyer and Japanese Buyer, which are each third-party beneficiaries hereof, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Sellers’ Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10     Governing Law; Arbitration; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)           Subject to Section 10.10(c), upon the occurrence of any dispute or disagreement between the parties hereto arising out of or in connection with any term or provision of this Agreement or any of the other Transaction Documents, the subject matter hereof or thereof, or the interpretation or enforcement hereof or thereof (a “Dispute”), the parties shall engage in informal, good faith discussions and attempt to resolve the Dispute.  If the parties are unable to resolve the Dispute within thirty (30) days, then the parties shall submit the Dispute to confidential, final and binding arbitration in Denver, Colorado, administered by JAMS, or its successor, in accordance with the rules and procedures of JAMS then in effect and this Section 10.10(b).  The parties hereto acknowledge that Disputes include disputes about the validity, interpretation or effect of any of the Transaction Documents, or alleged violations of it.  The parties hereto agree that any and all Disputes that are submitted to arbitration in accordance with this Agreement shall be decided by one neutral arbitrator selected in accordance with JAMS procedures.  The parties hereto shall cooperate with JAMS and with one another in selecting such arbitrator and in scheduling the arbitration proceedings in accordance with applicable JAMS procedures.  The arbitration shall be conducted in accordance with the JAMS Comprehensive Rules.  Any party hereto may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other parties.  The parties hereto agree that they will participate in the arbitration in good faith, and that they shall share equally in all administrative costs and arbitrators’ fees associated with the arbitration, but that each party shall bear its own costs and expenses in connection with such arbitration, unless a party is ordered to pay reasonable costs and expenses pursuant to Section 10.11.  The arbitrator may not modify or change this Agreement in any way, unless any provision is found to be unenforceable, in which case the arbitrator may sever it in accordance with the terms of Section 10.05.  Any award issued as a result of such arbitration shall be final and binding between the parties thereto and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

(c)           Any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby that seeks equitable relief may be brought in the courts of the State of Colorado, County of Denver, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section 10.10(c) may be served on any party anywhere in the world.

(d)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(d).

Section 10.11     Attorneys’ Fees.  If any Action is commenced by any party hereto concerning this Agreement, including under Section 10.10, the prevailing party shall recover from the losing party reasonable attorneys’ fees and costs and expenses, including those of appeal and not limited to taxable costs, incurred by the prevailing party, in addition to all other remedies to which the prevailing party may be entitled.

Section 10.12     No Survival.  Except for Sections 2.06, 2.07, 2.08, 2.09, 6.06, 6.07, 6.08, 6.09, 6.10, 6.13, 6.14, 6.15, 6.16 and 6.20 (each, a “Surviving Obligation”), each of which shall survive for the applicable statute of limitations relating thereto (or such period of time as may be expressly set forth in any such Surviving Obligation), none of the representations, warranties or covenants contained in this Agreement shall survive the Closing Date, and absent fraud or intentional misrepresentation, no party hereto shall have any right of recovery against any of the other parties hereto resulting from any breach of any representation, warranty or covenant (other than a Surviving Obligation) contained in this Agreement. For the avoidance of doubt, this Article X shall survive the Closing indefinitely.

Section 10.13     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

*******
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEELYS, INC.,			THE EVERGREEN GROUP VENTURES, LLC,
a Delaware corporation			a Delaware limited liability company

By:	/s/ Thomas C. Hansen		By:	/s/ Jim Wagner
	Name:	Thomas C. Hansen		Name: Jim Wagner
	Title:	President and Chief Executive Officer		Title: Manager

HEELING SPORTS LIMITED,			TEG BRONCO ACQUISITION COMPANY, LLC,
a Texas limited partnership			a Delaware limited liability company

By:	Heeling Management Corporation		By:	TEG Bronco Holding Company, LLC
Its:	General Partner		Its:	Sole Member

By:	/s/ Thomas C. Hansen
	Name:	Thomas C. Hansen	By:	The Evergreen Group Ventures, LLC
	Title:	President and Chief Executive Officer	Its:	Sole Member

HEELING SPORTS EMEA SPRL,			By:	/s/ Jim Wagner
a Belgian corporation				Name: Jim Wagner
Title: Manager
By:	/s/ Thomas C. Hansen
	Name:	Thomas C. Hansen
	Title:	Director

HEELING SPORTS JAPAN, K.K.
a Japanese corporation

By:	/s/ Thomas C. Hansen
	Name:	Thomas C. Hansen
	Title:	Director

[Signature Page of Asset Purchase Agreement]